Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
CAESARS ENTERTAINMENT, INC.

The name of the Corporation is Caesars Entertainment, Inc.  The Corporation was incorporated under the name “Gaming Co., Inc.” on June 10, 1998.  This Restated Certificate of Incorporation of the Corporation, which restates and integrates, without further amendment, the provisions of the Corporation’s Certificate of Incorporation (as previously amended and restated, the “Certificate of Incorporation”), was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).  There is no discrepancy between the terms of this Restated Certificate of Incorporation and the terms of the Corporation’s Certificate of Incorporation.  The Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as “the Corporation”) is Caesars Entertainment, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware.  The name of the Corporation’s registered agent is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

SECTION 4.1                          Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares consisting of Four Hundred Million (400,000,000) shares of common stock, par value $.01 per share (the “Common Stock”), and One Hundred Million (100,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

SECTION 4.2                          Common Stock.  The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

SECTION 4.3                          Preferred Stock.  The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the voting powers, full or limited, or no voting powers, the designations, powers and relative, participating, optional, or other special rights of such series, and qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law.  The designation, relative rights, powers and preferences, and qualifications, limitations and restrictions of the Series A Junior Participating Preferred Stock are set forth in Exhibit A, which is attached hereto.

SECTION 4.4                          Voting Power For Holders Of Common And Preferred Stock.  Except as otherwise provided in this Restated Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him or her on all matters submitted to stockholders for a vote and each holder of any series of Preferred Stock shall be entitled to such number of votes for each share held by him or her as may be specified herein or in the Certificate of Designation in respect thereof.

ARTICLE V

The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

ARTICLE VI

SECTION 6.1                          Number, Election And Terms Of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation (each, a “Director” and collectively, the “Directors”) which shall constitute the entire board shall be not less than one nor more than 20. Within such limits, the exact number of directors constituting the entire board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of Directors which the corporation would have if there were no vacancies (the “Whole Board”). The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2000 annual meeting of stockholders, the term of office of the second class to expire at the 2001 annual meeting of stockholders and the term of office of the third class to expire at the 2002 annual meeting of stockholders, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders of the Corporation, (i) Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office, subject to any qualifications or approvals required under any Gaming Laws

(as hereinafter defined in Article X), until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. For purposes of this Restated Certificate of Incorporation, an individual shall be qualified to serve as a Director only for so long as such individual is determined to be, and continues to be, qualified by all applicable Gaming Authorities (as hereinafter defined in Article X) and under all applicable Gaming Laws, as required, and in the event such individual does not continue to be so qualified, such individual shall be disqualified and shall cease to be a Director.

SECTION 6.2                          Stockholder Nomination Of Director Candidates And Introduction Of Business.  Advance notice of stockholder nominations for the election of Directors and advance notice of business to be brought by stockholders before an annual or special meeting of the stockholders shall be given in the manner provided in the By-Laws of the Corporation.

SECTION 6.3                          Vacancies And Newly Created Directorships.  Subject to applicable law and the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors.  Subject to the obtaining of approval by any Gaming Authority required before such person can become, or serve as, a Director, any Director so chosen pursuant to the preceding sentence shall hold office for the remainder of the full term expiring at the annual meeting of the stockholders at which the term of office of the class to which such Director has been elected expires and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 6.4                          Removal.  Subject to the rights of the holders of any series of Preferred Stock to elect Directors under specified circumstances, any Director may be removed from office, but only “for cause,” and only by the affirmative vote of the holders of at least 75% of the voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  For the purposes of this Section 6.4, “for cause” shall mean (i) the willful and continuous failure of a Director to substantially perform or observe his or her duties to the Corporation (other than any such failure resulting from physical or mental incapacity of such Director), or (ii) the willful engagement by a Director in gross misconduct which is materially and demonstrably injurious to the Corporation.

SECTION 6.5                          Election By Ballots.  Election of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SECTION 6.6                          Consideration.  Directors and officers, in exercising their respective powers with a view to the interests of the Corporation, may consider:

(A)                              the interests of the Corporation’s employees, suppliers, creditors and customers;

(B)                                the economy of the state and nation;

(C)                                the interests of the community and of society; and

(D)                               the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

This Section 6.6 does not create or authorize any causes of action against the Corporation or its Directors or officers.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.  Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

ARTICLE VIII

The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the Corporation.  Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, none of the provisions of the By-Laws shall be altered, amended or repealed by the stockholders without the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

ARTICLE IX

SECTION 9.1                          Vote Required For Certain Business Combinations.

(A)                    Higher Vote For Certain Business Combinations.  In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 9.2:

(i)                                     any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii)                                  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $20,000,000 or more; or

(iii)                               the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $20,000,000 or more; or

(iv)                              the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v)                                 any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (for the purposes of this Article IX, the “Voting Stock”), voting together as a single class.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(B)                      Definition Of “Business Combination.”  The term “Business Combination” as used in this Article IX shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph (A) of this Section 9.1.

SECTION 9.2                          When Higher Vote Is Not Required.  The provisions of Section 9.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or in any agreement with any national securities exchange or otherwise and any other provision of this Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (A) and (B) are met:

(A)                    Approval By Disinterested Directors.  The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

(B)                      Price And Procedure Requirements.  All of the following conditions shall have been met:

(i)                                     The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(a)                                       if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b)                                      the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such later date is referred to in this Article IX as the “Determination Date”), whichever is higher.

(ii)                                  The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock, (other than Excluded Preferred Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the provisions of this paragraph (B) (ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Excluded Preferred Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a)                                       if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b)                                      if applicable, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(c)                                       the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii)                               The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock.  If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.  The price determined in accordance with paragraphs (B)(i) and (B)(ii) of this Section 9.2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(iv)                              After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:  (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v)                                 After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit directly or indirectly (except proportionately as a stockholder or in the ordinary course of the Corporation’s business) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi)                              A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

SECTION 9.3                          Certain Definitions.  For the purposes of this Article IX:

(A)                    “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the rules and regulations under the Exchange Act.

(B)                      A person shall be a “beneficial owner” of any Voting Stock:

(i)                                     which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)                                  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)                               which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(C)                      In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs (B)(i) and (B)(ii) of Section 9.2 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(D)                     “Disinterested Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter appointed to fill any vacancy on such Board or who is elected and, in either event, who is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

(E)                       “Excluded Preferred Stock” means any series of Preferred Stock with respect to which the Certificate of Designation creating such series expressly provides that the provisions of this Article IX shall not apply.

(F)                       “Fair Market Value” means:  (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq National Market or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(G)                      “Interested Stockholder” means any person (other than the Corporation or any Subsidiary, as hereinafter defined) who or which:

(i)                                     is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(ii)                                  is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii)                               is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (G) of this Section 9.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (B) of this Section 9.3 but shall not include any other shares of Voting Stock owned by any other person which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(H)                     A “person” means any individual, firm, corporation, limited liability company, trust or other entity.

(I)                          “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (G) of this Section 9.3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

SECTION 9.4                          Powers Of The Board Of Directors.  A majority of the Whole Board shall have the power and duty to determine for the purposes of this Article IX, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $20,000,000 or more.  A majority of the Whole Board shall have the further power to interpret all of the terms and provisions of this Article IX.

SECTION 9.5                          No Effect On Fiduciary Obligations Of Interested Stockholders.  Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE X

(A)                    If the Corporation becomes, and so long as it remains, either a holding company or an intermediary holding company subject to regulation under any Gaming Laws, all Securities (as hereinafter defined) of the Corporation shall be held subject to the applicable provisions of such Gaming Laws.  If any person (as hereinafter defined) which beneficially owns Securities of the Corporation (i) is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time or (ii) is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to the beneficial ownership of Securities of the Corporation, then at the election of the Corporation (unless otherwise required by any Gaming Authority or Gaming Law):  (a) each such person owning such Securities in the Corporation hereby agrees to sell to the Corporation and the Corporation shall have the absolute right in its sole discretion to repurchase, any or all of the Securities of the Corporation beneficially owned by such person at a price determined pursuant to paragraph (C) hereof; or (b) each such person owning such Securities in the Corporation hereby agrees to otherwise dispose of his or her interest in the Corporation within the 120 day period commencing on the date on which the Corporation receives notice from a Gaming Authority of such holder’s unsuitability or disqualification (or an earlier time if so required by a Gaming Authority or any Gaming Law) and the Corporation shall have no obligation to repurchase, any or all of the Securities of the Corporation beneficially owned by such person.  The operation of this Article X shall not be stayed by an appeal from a determination of any Gaming Authority.

(B)                      If the Corporation intends to repurchase Securities beneficially owned by any person referred to in clause (i) or (ii) of paragraph (A) hereof, it shall notify the person in writing of such intention, specifying the Securities to be repurchased, the date, time and place when such repurchase will be consummated (the “Repurchase Date”), which date in no event will be earlier than three business days after the date of such notice, and the price at which such Securities will be repurchased (it being sufficient for the purposes of this Article X for the Corporation to indicate generally that the price will be determined in accordance with paragraph (C) hereof).  If the Corporation gives the notice provided for by the preceding sentence (the “Repurchase Notice”), such notice shall be deemed to constitute a binding agreement on the part of the Corporation to repurchase, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this Article X. Following the Repurchase Date (or an earlier date if required by any Gaming Authority or Gaming Law), no dividends will be payable on and no voting rights will be available to the holders of any Securities covered by such Repurchase Notice which has not been duly delivered by the holder thereof for repurchase by the Corporation.  If, following such Repurchase Date, any Securities with respect to which a Repurchase Notice has been given have not been duly delivered by the holder thereof for repurchase by the Corporation, the Corporation shall deposit in escrow or otherwise hold in trust for the benefit of such holder an amount equal to the aggregate Market Price (as hereinafter defined) of the stock to be repurchased except that to the extent New Shares (as hereinafter defined) are to be repurchased and the Purchase Price (as hereinafter defined) thereof shall have been publicly disclosed or otherwise made available to the Corporation, the amount deposited in escrow or otherwise segregated with respect to such New Shares may be the lesser of the Market Price thereof on the date of the Repurchase Notice and the Purchase Price thereof.  The establishment of such an account shall in no way alter the amount otherwise payable to any person pursuant to this Article X.  No interest shall be paid on or accrue with respect to any amount so deposited or held.

(C)                      (i)  In the event that the person to whom a Repurchase Notice is directed pursuant to paragraph (B) hereof has acquired beneficial ownership of Securities within the 24-month period terminating on the date of such Notice (“New Shares”), the price at which the Corporation shall repurchase such New Shares as are covered by the Repurchase Notice shall be the lesser of the Market Price thereof on the date of such Notice and the Purchase Price thereof.

(ii)                                  In the event that the person to whom a Repurchase Notice is directed pursuant to paragraph (B) hereof has acquired beneficial ownership of any or all of his or her Securities prior to the 24-month period terminating on the date of such Notice (“Old Shares”), the price at which the Corporation shall repurchase such Old Shares as are covered by the Repurchase Notice shall be the Market Price thereof on the date of the Repurchase Notice.

(iii)                               The Corporation shall have the option in its sole discretion of designating which of the Securities beneficially owned by any person referred to in clause (i) or (ii) of paragraph (A) hereof are subject to the Repurchase Notice and, for purposes hereof, it shall be sufficient for the Corporation to indicate generally that Securities shall be repurchased based on the order in which they were purchased or based on the reverse of such order.

(iv)                              Any person to whom a Repurchase Notice is given pursuant to the provisions of this Article shall have the burden of establishing to the satisfaction of the Corporation the dates on which and prices at which such person acquired the Securities subject to such Notice.

(D)                     For the purposes of this Article X:

(1)                                              “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the rules and regulations under the Exchange Act.

(2)                                              “Gaming Authority” means any government, court, or federal, state, local, international or foreign governmental, administrative or regulatory and licensing body, agency, authority or official, which regulates, has authority over, or otherwise asserts jurisdiction over gaming activities (or proposed gaming activities), gaming operations or facilities conducted by the Corporation or any of its subsidiaries or Affiliates, within any gaming jurisdictions (domestic and foreign and the political subdivisions thereof), whether now or hereafter existing, including without limitation, the Nevada Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board, the New Jersey Casino Control Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission and the Missouri Gaming Commission.

(3)                                              “Gaming Law” means any federal, state, local, international or foreign law, statute, order, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over gaming activities, operations or facilities within any gaming jurisdictions (domestic and foreign and the political subdivisions thereof), and all rules and regulations promulgated by such Gaming Authority thereunder, including, without limitation, the Nevada Gaming Control Act, the Clark County Code, the New Jersey Casino Control Act, the Louisiana Riverboat Economic Development and Gaming Control Act, the Mississippi Gaming Control Act and the Missouri Gaming Law.

(4)                                              “Market Price” means the average of the last sale prices of a Security on the Composite Tape for New York Stock Exchange Listed Stocks for each of the 15 consecutive trading days (the “Valuation Period”) commencing 16 trading days prior to the date in question; provided that if such Security is not quoted on the Composite Tape, such average last sale price shall be derived from the average last sale prices on the New York Stock Exchange, or, if such Security is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such Security is listed, or, if such Security is not listed on any such exchange, the average of the closing bid quotations with respect to such a Security during the Valuation Period on the Nasdaq National Market or any system then in use, or if no such quotations are available, the fair market value of such a Security on the date in question as determined by the Board of Directors in good faith.

(5)                                              A “person” means any individual, firm, corporation, limited liability company, trust or other entity.

(6)                                              A person shall be a “beneficial owner” of any Securities:

(i)                                          which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)                                       which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)                                    which are beneficially owned, directly or indirectly, by any other Person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Securities.

(7)                                              “Purchase Price” means the price paid to acquire a share of Securities, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

(8)                                              “Securities” means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the Corporation or a debt owed by the Corporation.

(E)                                 A majority of the Whole Board shall have the power and duty to determine for the purposes of this Article X on the basis of information known to them after reasonable inquiry, whether clause (i) or (ii) of paragraph (A) hereof applies to any person who beneficially owns Securities of the Corporation such that the Corporation shall have the right to repurchase shares of Securities held by such person or require the disposition of such person’s interest in the Corporation pursuant to this Article X.

ARTICLE XI

SECTION 11.1                    Elimination Of Certain Liability Of Directors.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.  No amendment of this Restated Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate any right or protection of a Director of this Corporation under this Section 11.1 for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

SECTION 11.2                    Indemnification.  The Corporation shall indemnify (A) its Directors and officers, whether serving the Corporation or at its request, any other entity, to the full extent required or permitted by the DGCL now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be expressly authorized by the Board of Directors or the By-Laws and as permitted by law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of this Restated Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided under this Section 11.2 with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE XII

Subject to the following sentence and applicable Gaming Laws, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or the By-Laws, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.  Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal any provision under Article VI, VII, VIII, IX, XI or XII contained in this Restated Certificate of Incorporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Caesars Entertainment, Inc. has caused this Restated Certificate of Incorporation to be signed by its Executive Vice President, General Counsel and Secretary on this 5th day of January, 2004.

Caesars Entertainment, Inc.

By:	/s/ Bernard E. DeLury, Jr.
	Name:	Bernard E. DeLury, Jr.
	Title:	Executive Vice President, General Counsel and Secretary